Exhibit 6.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into and executed as of June 14, 2026 (the “Execution Date”), by and between Unlockd, Inc., formerly BitFrontier Capital Holdings, Inc., a Wyoming corporation (the “Company”), and John P. Gorst (“Executive”).

RECITALS

WHEREAS, the Company is a publicly traded corporation committed to the development and acquisition of businesses operating within the health, wellness, functional nutrition, consumer products, and related sectors;

WHEREAS, since July 21, 2025, the Company has undertaken a comprehensive corporate turnaround, restructuring, governance enhancement, capital formation, compliance, acquisition, and strategic growth initiative;

WHEREAS, on December 31, 2025, the Company completed the acquisition of EVERMIND and its associated intellectual property, formulations, trademarks, strategic assets, research assets, and related business interests, establishing a foundational platform for the Company’s long-term functional wellness and cognitive health strategy;

WHEREAS, on May 13, 2026, the Company completed definitive agreements relating to the acquisition of VerdaGenix, LLC d/b/a Ancient Extracts USA, providing the Company with a post-revenue operating platform and creating opportunities for commercialization, operational scaling, retail expansion, acquisition integration, and future revenue growth;

WHEREAS, effective May 15, 2026, the Board of Directors appointed Executive to serve as Chief Executive Officer and a member of the Board of Directors of the Company;

WHEREAS, the Board believes that Executive possesses substantial business, operational, strategic, and leadership experience necessary to assist the Company in executing its long-term business plan and strategic objectives;

WHEREAS, the Company desires to secure the continued services of Executive and Executive desires to continue serving the Company under the terms and conditions set forth herein;

WHEREAS, the parties intend that this Agreement provide a framework for Executive’s employment while promoting long-term shareholder alignment, responsible corporate governance, operational execution, and sustainable value creation;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I
EMPLOYMENT; POSITION; DUTIES

1.1 Employment.

The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth herein.

1.2 Position.

Executive shall serve as Chief Executive Officer of the Company and shall continue to serve as a member of the Board of Directors, subject to applicable law, the Company’s governing documents, and any future shareholder or Board actions.

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1.3 Duties and Responsibilities.

Executive shall have such duties, authority, responsibilities, and powers as are customary for the Chief Executive Officer of a publicly traded corporation, together with such additional duties and responsibilities as may be assigned by the Board of Directors from time to time.

Executive shall report directly to the Board of Directors.

1.4 Best Efforts.

Executive shall devote such time, attention, skill, and efforts as are reasonably necessary to perform Executive’s duties faithfully and in the best interests of the Company.

1.5 Outside Activities.

Executive may engage in professional, educational, charitable, investment, consulting, scientific, advisory, board, and other outside activities provided such activities do not materially interfere with Executive’s duties to the Company or create a material conflict of interest with the Company.

1.6 Fiduciary Duties.

Nothing contained herein shall be construed to limit Executive’s fiduciary obligations to the Company, its shareholders, or any obligations imposed by applicable law.

1.7 Effective Date.

Notwithstanding the Execution Date of this Agreement, the parties acknowledge and agree that Executive’s employment pursuant to this Agreement shall be deemed effective as of May 15, 2026 (the “Effective Date”).

ARTICLE II
TERM OF EMPLOYMENT

2.1 Initial Term.

The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for an initial period of three (3) years unless earlier terminated in accordance with the provisions of this Agreement (the “Initial Term”).

2.2 Automatic Renewal.

Following the expiration of the Initial Term, this Agreement shall automatically renew for successive two (2) year periods (each, a “Renewal Term”) unless either party provides written notice of non-renewal to the other party not less than ninety (90) days prior to the expiration of the then-current term.

2.3 Executive Extension Right.

In addition to the automatic renewal provisions set forth herein, Executive shall have the right, exercisable upon written notice to the Company delivered at any time during the final twelve (12) months of the Initial Term or any Renewal Term, to extend the term of this Agreement for one additional period of two (2) years. Such extension shall become effective upon delivery of written notice by Executive and shall not require further approval by the Board of Directors.

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2.4 Continued Service.

Nothing contained in this Agreement shall be construed to guarantee employment for any specific period beyond the applicable term of this Agreement. Executive’s employment may be terminated only in accordance with the provisions of this Agreement.

2.5 Survival of Rights.

The expiration, non-renewal, or termination of this Agreement shall not affect any compensation, equity rights, bonus rights, deferred compensation rights, severance rights, indemnification rights, reimbursement rights, option rights, performance equity rights, or other rights that have accrued, vested, become payable, been earned, or otherwise arisen prior to such expiration, non-renewal, or termination.

2.6 Board Intent.

The parties acknowledge that the purpose of this Article is to promote executive continuity, long-term strategic planning, shareholder alignment, and stability of leadership while preserving the Company’s ability to periodically review executive performance and compensation arrangements.

2.7 No Waiver.

The failure of either party to exercise any right relating to renewal, extension, non-renewal, or termination shall not constitute a waiver of any future right under this Agreement.

ARTICLE III
COMPENSATION

3.1 Base Salary.

As compensation for services rendered pursuant to this Agreement, the Company shall pay Executive an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) (the “Base Salary”), subject to applicable payroll withholdings and deductions.

The Base Salary shall be payable in accordance with the Company’s normal payroll practices and applicable law.

3.1A Signing Bonus.

As further consideration for Executive’s entering into this Agreement, the Company shall issue and deliver 2,000,000 shares of Series F Preferred Stock to Executive.

3.2 Annual Review.

The Board of Directors shall periodically review Executive’s compensation and may increase, but shall not reduce, the Base Salary except with Executive’s written consent or as otherwise expressly permitted under this Agreement.

Any increase in Base Salary approved by the Board shall automatically become the Executive’s new Base Salary for all purposes under this Agreement.

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3.3 Monthly Executive Stipend.

In addition to Base Salary, Executive shall be entitled to receive a monthly executive stipend of One Thousand Two Hundred Dollars ($1,200) per month.

The stipend is intended to assist with expenses associated with Executive service, including professional, insurance, communications, transportation, technology, business development, and other executive-related expenses.

The stipend shall be payable monthly and shall not reduce or otherwise affect Executive’s eligibility for reimbursement of business expenses pursuant to this Agreement.

3.4 Annual Discretionary Bonus.

Executive shall be eligible to receive an annual discretionary bonus of up to forty percent (40%) of Base Salary.

The amount of any bonus shall be determined by the Board of Directors in its reasonable discretion based upon such factors as the Board deems appropriate, including:

(a) Company performance;(b) operational execution;
(c) strategic progress;
(d) capital formation activities;
(e) acquisition sourcing, negotiation, completion, and integration activities;
(f) regulatory and compliance initiatives;
(g) shareholder value creation;
(h) achievement of strategic objectives; and
(i) such other factors as the Board may deem relevant.

Any bonus may be paid in cash, equity compensation, or a combination thereof, as determined by the Board and agreed to by Executive.

3.5 Equity Participation.

Executive shall remain eligible to participate in all Board-approved compensation, equity incentive, performance equity, option, deferred compensation, ownership alignment, and other executive compensation programs approved by the Board of Directors from time to time, including, without limitation:

(a) the Executive Equity Grant Resolution;
(b) the Executive Performance Equity Plan;
(c) the Executive Long-Term Incentive Option Plan; and
(d) any successor or supplemental executive compensation programs approved by the Board.

Nothing contained herein shall diminish, modify, impair, or limit any rights previously granted to Executive pursuant to any Board-approved compensation program.

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3.6 Compensation Deferral Election.

In furtherance of the Company’s objective of preserving corporate cash resources and aligning management interests with those of shareholders, Executive shall have the right to elect to defer all or any portion of compensation otherwise payable under this Agreement, including:

(a) Base Salary;
(b) bonuses;
(c) stipends;
(d) severance payments;
(e) Change of Control payments; and
(f) other compensation payable by the Company.

Any deferred compensation may be satisfied through cash payment, equity compensation, restricted stock awards, stock options, performance equity awards, or other Board-approved compensation mechanisms, subject to:

(i) approval by the Board of Directors;
(ii) applicable federal and state securities laws;
(iii) applicable tax laws; and
(iv) the Company’s governing documents.

3.7 No Limitation on Additional Compensation.

Nothing contained herein shall prohibit the Board of Directors from approving additional compensation arrangements, bonuses, equity awards, incentive compensation, retention awards, deferred compensation arrangements, consulting arrangements, or other compensation opportunities for Executive if the Board determines such arrangements to be in the best interests of the Company and its shareholders.

3.8 Earned Compensation.

Any compensation earned by Executive pursuant to this Agreement shall constitute a valid obligation of the Company and shall not be forfeited except as expressly provided herein.

3.9 Board Findings.

The parties acknowledge that the compensation arrangements set forth in this Article have been established following review by the Board of Directors and are intended to reflect the responsibilities, risks, fiduciary obligations, leadership requirements, operational responsibilities, strategic commitments, and long-term value creation objectives associated with Executive’s service to the Company.

ARTICLE IV
BENEFITS AND EXPENSE REIMBURSEMENT

4.1 Employee Benefits.

Executive shall be eligible to participate in such employee benefit plans, programs, policies, and arrangements as may be established and maintained by the Company from time to time for similarly situated senior executives, subject to the terms and conditions of such plans and applicable law.

Nothing contained herein shall obligate the Company to establish or maintain any particular employee benefit plan, program, or policy.

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4.2 Future Benefits.

The Company may, from time to time, establish additional executive benefit programs, retirement plans, health benefit plans, incentive compensation programs, deferred compensation arrangements, equity compensation programs, or other employee benefit arrangements.

Executive shall be eligible to participate in such programs to the extent determined by the Board of Directors and subject to the applicable terms thereof.

4.3 Directors and Officers Liability Insurance.

The Company acknowledges the substantial fiduciary, regulatory, legal, professional, reputational, and financial risks associated with Executive's service as Chief Executive Officer and Director.

The Company shall use commercially reasonable efforts to obtain and maintain Directors and Officers liability insurance coverage as soon as financially feasible and commercially reasonable under the circumstances.

Nothing contained herein shall require the Company to obtain or maintain insurance coverage that the Board determines would impose an unreasonable financial burden upon the Company.

4.4 Business Expenses.

The Company shall reimburse Executive for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties on behalf of the Company, including expenses relating to:

(a) travel;
(b) lodging;
(c) meals and entertainment;
(d) professional development;
(e) conferences and industry events;
(f) investor relations activities;
(g) acquisition and business development activities;
(h) regulatory, compliance, governance, and capital markets activities; and
(i) such other business expenses as may be reasonably incurred on behalf of the Company.

4.5 Reimbursement Procedures.

Executive shall provide reasonable documentation supporting reimbursable expenses in accordance with Company policy, if any.

The Company shall reimburse approved expenses within thirty (30) days following submission of appropriate supporting documentation.

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4.6 Advancement of Expenses.

To the fullest extent permitted by applicable law, the Company may advance expenses incurred by Executive in connection with matters arising from Executive’s service to the Company, subject to such undertakings or procedures as may be required by law.

4.7 No Duplication.

Nothing contained herein shall be construed to permit reimbursement of the same expense more than once or to permit reimbursement of expenses not reasonably related to Executive’s service to the Company.

4.8 Survival.

The Company’s obligations to reimburse approved business expenses incurred prior to termination of employment shall survive the termination of this Agreement until fully satisfied.

ARTICLE V
SEVERANCE

5.1 Termination Without Cause.

If Executive’s employment is terminated by the Company without Cause, Executive shall be entitled to receive the Severance Benefits described in this Article.

5.2 Resignation for Good Reason.

If Executive resigns for Good Reason, Executive shall be entitled to receive the Severance Benefits described in this Article to the same extent as if Executive had been terminated by the Company without Cause.

5.3 Severance Benefits.

Upon a termination without Cause or resignation for Good Reason, Executive shall be entitled to receive:

(a) an amount equal to twelve (12) months of Executive’s then-current Base Salary;
(b) any earned but unpaid Base Salary through the date of termination;
(c) any earned but unpaid stipend amounts;
(d) any earned but unpaid bonus amounts previously approved by the Board of Directors;
(e) reimbursement of all approved but unreimbursed business expenses;
(f) all compensation, equity compensation, option rights, deferred compensation rights, performance equity rights, and other compensation rights that have vested, accrued, become payable, been earned, or otherwise arisen prior to the date of termination; and
(g) such other amounts as may be required by applicable law.

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5.4 Payment Timing.

Except as otherwise required by applicable law, severance payments shall commence within thirty (30) days following the effective date of Executive’s separation from service.

The Company may satisfy severance obligations in a lump sum, installments, equity compensation, or a combination thereof, subject to:

(a) Executive’s written consent;
(b) applicable law;
(c) applicable securities laws; and
(d) applicable tax laws.

5.5 No Forfeiture of Earned Rights.

Termination of employment shall not result in forfeiture of any compensation, equity awards, restricted stock awards, option rights, performance equity rights, deferred compensation rights, reimbursement rights, or other benefits that have been earned, vested, accrued, become payable, or otherwise arisen prior to termination.

5.6 Board-Approved Compensation Programs.

The parties acknowledge and agree that Executive’s rights under:

(a) the Executive Equity Grant Resolution;
(b) the Executive Performance Equity Plan;
(c) the Executive Long-Term Incentive Option Plan; and
(d) other Board-approved compensation programs shall be governed by the applicable terms of such programs and shall survive termination of employment to the extent provided therein.

5.7 No Mitigation.

Executive shall not be required to seek other employment or otherwise mitigate damages as a condition of receiving severance benefits under this Agreement.

Compensation earned from subsequent employment, consulting, advisory services, business activities, or other engagements shall not reduce the Company’s severance obligations.

5.8 Release.

The Board may require Executive to execute a customary release of employment-related claims as a condition to receiving severance benefits; provided, however, that no such release shall affect or impair Executive’s rights relating to:

(a) earned compensation;
(b) vested compensation;
(c) accrued compensation;
(d) equity compensation previously earned or granted;
(e) indemnification rights;
(f) advancement rights; or
(g) rights expressly surviving termination under this Agreement.

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5.9 Death or Disability.

Nothing contained in this Article shall limit any rights that may arise under applicable law, Board-approved compensation programs, insurance policies, benefit plans, disability programs, or other arrangements in the event of Executive’s death or disability.

5.10 Survival.

The provisions of this Article shall survive termination of Executive’s employment and expiration of this Agreement.

ARTICLE VI
CHANGE OF CONTROL

6.1 Purpose.

The parties acknowledge that Executive is expected to devote substantial time, effort, expertise, leadership, judgment, fiduciary oversight, and strategic direction toward the Company’s long-term growth and value creation objectives.

The parties further acknowledge that a Change of Control transaction may fundamentally alter the Company’s ownership structure, governance, strategic direction, management team, business plan, or operational priorities.

Accordingly, the parties intend that Executive be afforded reasonable protection in the event of a Change of Control transaction.

6.2 Change of Control Benefits.

If a Change of Control occurs during the Term of this Agreement, Executive shall be entitled to receive the benefits described in this Article.

6.3 Change of Control Payment.

Upon the occurrence of a Change of Control, Executive shall be entitled to receive a cash payment equal to three (3) times Executive’s then-current Base Salary.

Such payment shall be in addition to any other compensation, benefits, or rights otherwise payable to Executive.

6.4 Accrued Compensation.

Upon a Change of Control, Executive shall immediately become entitled to payment of:

(a) all accrued but unpaid Base Salary;
(b) all accrued but unpaid stipends;
(c) all earned but unpaid bonuses;
(d) all approved but unreimbursed business expenses;
(e) all accrued deferred compensation amounts; and
(f) all other compensation obligations then owed by the Company to Executive.

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6.5 Acceleration of Performance Equity Rights.

Upon a Change of Control, all rights, benefits, opportunities, awards, and interests available to Executive under the Executive Performance Equity Plan shall immediately accelerate.

All remaining milestones not previously achieved shall be deemed fully achieved as of the closing of the Change of Control transaction.

All corresponding performance equity awards shall immediately become:

(a) fully earned;
(b) fully vested;
(c) non-forfeitable;
(d) irrevocably owed; and
(e) issuable in accordance with the terms of the Executive Performance Equity Plan.

6.6 Acceleration of Option Rights.

Upon a Change of Control, all rights, benefits, opportunities, awards, and interests available to Executive under the Executive Long-Term Incentive Option Plan shall immediately accelerate.

Any option grants scheduled to occur following the Change of Control shall be deemed automatically granted immediately prior to the closing of the Change of Control transaction.

All such option grants shall immediately become:

(a) fully granted;
(b) fully vested;
(c) fully exercisable;
(d) non-forfeitable; and
(e) exercisable in accordance with the terms of the Executive Long-Term Incentive Option Plan.

6.7 Preservation of Other Rights.

Nothing contained in this Article shall impair, reduce, eliminate, modify, or limit Executive’s rights under:

(a) the Executive Equity Grant Resolution;
(b) the Executive Performance Equity Plan;
(c) the Executive Long-Term Incentive Option Plan;
(d) indemnification agreements;
(e) advancement rights;
(f) vested compensation arrangements; or
(g) other Board-approved compensation programs.

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6.8 Payment Timing.

All amounts payable pursuant to this Article shall become due and payable no later than thirty (30) days following the consummation of the Change of Control transaction unless an earlier payment date is required by applicable law or mutually agreed by the parties.

6.9 Successors and Assigns.

The Company shall not enter into any Change of Control transaction unless the surviving entity, acquiring entity, successor entity, or other resulting entity expressly assumes the Company’s obligations under this Agreement.

The Company’s obligations under this Article shall be binding upon any successor, acquirer, surviving entity, parent entity, affiliate, or assign resulting from a Change of Control transaction.

6.10 Definition of Change of Control.

For purposes of this Agreement, “Change of Control” shall mean:

(a) any transaction or series of related transactions resulting in a change in ownership or voting control of the Company;
(b) any merger, consolidation, recapitalization, reorganization, share exchange, or similar transaction resulting in a change of control of the Company;
(c) any sale, lease, transfer, exclusive license, or disposition of substantially all of the Company’s assets;
(d) any transaction resulting in a person, group, or entity obtaining the power to direct or control the management or policies of the Company; or
(e) any other transaction determined by the Board of Directors in good faith to constitute a Change of Control.

6.11 Survival.

The provisions of this Article shall survive termination of employment and expiration of this Agreement.

ARTICLE VII
TERMINATION FOR CAUSE; GOOD REASON

7.1 Termination for Cause.

The Company may terminate Executive’s employment for Cause upon written notice to Executive.

For purposes of this Agreement, “Cause” shall mean:

(a) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony involving fraud, dishonesty, embezzlement, theft, or moral turpitude;
(b) fraud, embezzlement, theft, or material misappropriation of Company assets;
(c) willful misconduct that results in material harm to the Company;
(d) a material breach of Executive’s fiduciary duties to the Company;
(e) a material breach of this Agreement that remains uncured for thirty (30) days following written notice from the Company describing such breach in reasonable detail; or
(f) gross negligence in the performance of Executive’s duties that results in material harm to the Company and remains uncured for thirty (30) days following written notice from the Company.

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No act or omission shall constitute Cause unless undertaken in bad faith, without a reasonable belief that such action was in the best interests of the Company, or with knowing disregard of Executive’s fiduciary obligations.

Good-faith business judgment, errors in judgment, unsuccessful business decisions, strategic decisions, financing activities, acquisition activities, or capital markets activities undertaken in good faith shall not constitute Cause.

7.2 Effect of Termination for Cause.

If Executive’s employment is terminated for Cause:

(a) Executive shall be entitled to receive earned but unpaid Base Salary through the date of termination;
(b) Executive shall be entitled to reimbursement of approved business expenses incurred through the date of termination;
(c) Executive shall retain all rights relating to compensation, equity awards, performance awards, option rights, deferred compensation, indemnification, advancement, and other rights that have vested, accrued, become payable, been earned, or otherwise arisen prior to termination, except to the extent prohibited by applicable law; and
(d) Executive shall not be entitled to severance benefits under Article V.

7.3 Resignation Without Good Reason.

Executive may voluntarily resign employment upon written notice to the Company.

In the event of a voluntary resignation without Good Reason:

(a) Executive shall be entitled to earned but unpaid compensation through the date of resignation;
(b) Executive shall retain all vested, earned, accrued, and payable rights under Board-approved compensation programs;
(c) Executive shall retain all indemnification and advancement rights; and
(d) Executive shall not be entitled to severance benefits under Article V.

7.4 Good Reason.

Executive shall have the right to resign employment for Good Reason.

For purposes of this Agreement, “Good Reason” shall mean:

(a) a material reduction in Executive’s Base Salary;
(b) a material reduction in Executive’s authority, duties, responsibilities, or position;
(c) a material reduction in Executive’s reporting authority or reporting relationship;
(d) a material breach of this Agreement by the Company;
(e) the Company’s failure to honor material compensation obligations owed to Executive; or
(f) any other material adverse change in Executive’s employment relationship that substantially diminishes Executive’s role, authority, compensation, or responsibilities.

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7.5 Good Reason Procedure.

Executive shall provide written notice to the Company describing the circumstances constituting Good Reason within ninety (90) days after Executive becomes aware of such circumstances.

The Company shall have thirty (30) days following receipt of such notice to cure the circumstances giving rise to Good Reason.

If the Company fails to cure such circumstances within the applicable cure period, Executive may resign for Good Reason and shall be entitled to the severance benefits provided under Article V.

7.6 Board Changes.

A change in the composition of the Board of Directors, ownership structure, shareholder composition, or corporate governance structure shall not, by itself, constitute Good Reason unless accompanied by a material adverse change affecting Executive’s compensation, authority, duties, or responsibilities.

7.7 No Waiver.

Executive’s continued employment following an event that could constitute Good Reason shall not automatically waive Executive’s rights, provided Executive complies with the notice and cure procedures set forth herein.

7.8 Survival.

The provisions of this Article shall survive termination of employment and expiration of this Agreement to the extent necessary to enforce the rights and obligations of the parties.

ARTICLE VIII
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

8.1 Company Indemnification.

To the fullest extent permitted by the Wyoming Business Corporation Act, the Company’s Articles of Incorporation, Bylaws, and applicable law, the Company shall indemnify and hold harmless Executive from and against any and all losses, liabilities, damages, judgments, settlements, penalties, fines, costs, and expenses, including reasonable attorneys’ fees and expenses, arising out of or relating to Executive’s service as:

(a) Chairman of the Board and Chief Executive Officer of the Company;
(b) a member of the Board of Directors;
(c) an officer, director, manager, employee, agent, or representative of any subsidiary, affiliate, operating division, acquisition target, or other entity at the request of the Company; or
(d) any actions taken in good faith on behalf of the Company.

8.2 Advancement of Expenses.

To the fullest extent permitted by applicable law, the Company shall advance to Executive all reasonable attorneys’ fees, costs, expenses, and other expenditures incurred in connection with any claim, investigation, proceeding, inquiry, arbitration, litigation, administrative action, regulatory matter, governmental inquiry, shareholder claim, or other matter arising from Executive’s service to the Company.

Such advancement shall be made promptly following Executive’s written request and shall not require a final determination regarding Executive’s entitlement to indemnification.

Executive shall execute such customary undertakings as may be required by applicable law.

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8.3 Scope of Protection.

The protections afforded by this Article shall apply to civil, criminal, administrative, regulatory, investigative, arbitration, governmental, and other proceedings, whether formal or informal, and whether initiated by shareholders, regulators, governmental authorities, third parties, employees, creditors, counterparties, or other persons.

8.4 Presumption of Good Faith.

For purposes of this Agreement, Executive shall be presumed to have acted in good faith and in a manner reasonably believed to be in the best interests of the Company unless a final non-appealable judgment of a court of competent jurisdiction determines otherwise.

8.5 No Limitation on Business Judgment.

No act, omission, decision, recommendation, business judgment, strategic determination, financing activity, acquisition activity, capital markets activity, disclosure determination, governance decision, commercialization effort, operational decision, or other action undertaken in good faith shall impair Executive’s rights under this Article.

8.6 Directors and Officers Insurance.

The Company acknowledges the importance of Directors and Officers liability insurance coverage.

The Company shall use commercially reasonable efforts to obtain and maintain Directors and Officers liability insurance coverage as soon as financially feasible and commercially reasonable under the circumstances.

If such coverage is obtained, Executive shall be included as an insured person to the fullest extent available under such policy.

8.7 Non-Exclusivity.

The rights provided under this Article shall be in addition to, and not in limitation of, any rights provided by:

(a) the Wyoming Business Corporation Act;
(b) the Company’s Articles of Incorporation;
(c) the Company’s Bylaws;
(d) any indemnification agreement;
(e) any insurance policy; or
(f) any other agreement, resolution, policy, or arrangement.

8.8 Successors.

The Company shall require any successor entity, surviving entity, acquiring entity, parent entity, or assign to expressly assume the obligations contained in this Article.

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8.9 Survival.

The rights contained in this Article shall survive:

(a) termination of Executive’s employment;
(b) expiration of this Agreement;
(c) resignation from any officer or director position; and
(d) any Change of Control transaction.

Such rights shall continue indefinitely with respect to matters arising from Executive’s service to the Company.

8.10 Board Intent.

The parties acknowledge that Executive’s service involves substantial fiduciary, legal, regulatory, professional, reputational, financial, and personal risk.

Accordingly, this Article shall be interpreted broadly in favor of providing the maximum protection permitted by applicable law.

ARTICLE IX
CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-DISPARAGEMENT

9.1 Confidential Information.

Executive acknowledges that, during the course of employment, Executive may receive or have access to confidential, proprietary, strategic, technical, financial, operational, scientific, regulatory, commercial, or other non-public information relating to the Company and its subsidiaries, affiliates, acquisition targets, business partners, customers, suppliers, investors, and other stakeholders (collectively, “Confidential Information”).

Executive agrees to maintain the confidentiality of such Confidential Information and not to disclose, use, copy, distribute, or otherwise exploit such information except as reasonably necessary in connection with the performance of Executive’s duties on behalf of the Company or as required by law.

9.2 Exclusions.

Confidential Information shall not include information that:

(a) becomes publicly available through no fault of Executive;
(b) is lawfully obtained by Executive from a third party not subject to a duty of confidentiality;
(c) was already known to Executive without restriction prior to disclosure by the Company; or
(d) is independently developed by Executive without use of Confidential Information.

9.3 Permitted Disclosures.

Nothing contained herein shall prohibit Executive from making disclosures required by applicable law, regulation, court order, governmental inquiry, regulatory proceeding, or other legal process, provided that Executive shall, to the extent legally permissible, provide the Company with reasonable advance notice of such disclosure.

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9.4 Intellectual Property.

All inventions, discoveries, developments, concepts, improvements, formulations, processes, methodologies, trademarks, copyrights, trade secrets, works of authorship, technology, software, business plans, marketing materials, branding materials, and other intellectual property conceived, developed, created, or reduced to practice by Executive within the scope of Executive’s employment duties for the Company shall be the exclusive property of the Company.

Executive agrees to execute such documents and take such actions as may be reasonably necessary to confirm, assign, protect, or perfect the Company’s ownership rights in such intellectual property.

9.5 Pre-Existing Intellectual Property.

Notwithstanding anything contained herein, this Agreement shall not transfer ownership of intellectual property, inventions, formulations, trademarks, copyrights, trade secrets, scientific developments, consulting materials, educational materials, business interests, or other assets owned or controlled by Executive prior to the Effective Date unless specifically assigned to the Company through a separate written agreement.

9.6 Non-Disparagement.

Executive agrees that Executive shall not knowingly make false, misleading, defamatory, or malicious statements concerning the Company, its officers, directors, employees, shareholders, products, services, operations, or business affairs.

The Company agrees that its officers and directors, acting in their official capacities, shall not knowingly make false, misleading, defamatory, or malicious statements concerning Executive.

Nothing contained herein shall prohibit truthful statements made in good faith, compliance with legal obligations, testimony, regulatory disclosures, or communications protected by applicable law.

9.7 Return of Company Property.

Upon termination of employment, Executive shall return Company property in Executive’s possession or control, subject to Executive’s right to retain copies of materials reasonably necessary to protect Executive’s legal rights, compensation rights, indemnification rights, advancement rights, tax records, and personal records.

9.8 Survival.

The provisions of this Article shall survive termination of employment and expiration of this Agreement.

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ARTICLE X
MISCELLANEOUS

10.1 Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, understandings, agreements, representations, and arrangements relating to Executive’s employment with the Company; provided, however, that nothing contained herein shall impair, modify, diminish, or eliminate any rights previously granted to Executive pursuant to:

(a) Board-approved compensation programs;
(b) restricted stock awards;
(c) performance equity awards;
(d) stock option awards;
(e) deferred compensation arrangements;
(f) indemnification arrangements; or
(g) other rights expressly intended to survive.

10.2 Amendments.

No amendment, modification, waiver, or supplement to this Agreement shall be valid unless set forth in a written instrument executed by both the Company and Executive.

10.3 Assignment.

This Agreement is personal to Executive and may not be assigned by Executive without the prior written consent of the Company.

The Company may assign this Agreement to any successor, surviving entity, parent entity, affiliate, acquirer, or other entity resulting from a merger, consolidation, reorganization, recapitalization, asset sale, Change of Control transaction, or similar corporate transaction, provided such entity expressly assumes the obligations of the Company hereunder.

10.4 Successors and Assigns.

Subject to Section 10.3, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

10.5 Notices.

Any notice required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, transmitted electronically with confirmation of receipt, or mailed by certified mail, return receipt requested, to the addresses designated by the parties from time to time.

10.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to conflicts of law principles.

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10.7 Venue.

Any action, proceeding, dispute, or claim arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction located within the State of Wyoming, and the parties hereby consent to the jurisdiction of such courts.

10.8 Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed so as to best effectuate the intent of the parties.

10.9 Waiver.

No waiver of any provision of this Agreement shall be effective unless made in writing.

No waiver of any breach or default shall be deemed a waiver of any subsequent breach or default.

10.10 Headings.

The headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

10.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.12 Electronic Signatures.

Signatures transmitted electronically, including through DocuSign or similar electronic signature platforms, shall be deemed original signatures and shall be fully enforceable for all purposes.

10.13 Survival.

Any provision of this Agreement which by its nature is intended to survive termination, expiration, resignation, retirement, disability, death, or a Change of Control transaction shall survive and remain enforceable in accordance with its terms.

10.14 Interpretation.

This Agreement shall be interpreted fairly and reasonably to effectuate the intent of the parties.

No presumption shall arise against either party by reason of authorship or participation in the drafting of this Agreement.

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10.15 Board Intent.

The parties acknowledge that this Agreement has been entered into in furtherance of the Company’s long-term strategic objectives and the Executive Compensation Philosophy adopted by the Board of Directors and is intended to promote executive continuity, shareholder alignment, value creation, responsible corporate governance, and long-term strategic execution.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the dates set forth below.

UNLOCKD, INC.

(formerly BitFrontier Capital Holdings, Inc.)

By: /s/ Jordan P. Balencic, D.O.

Jordan P. Balencic, D.O.

Chairman of the Board

Date: June 14, 2026

EXECUTIVE

/s/ John P. Gorst

John P. Gorst

Date: June 14, 2026

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